EXHIBIT 10.8.5

FIFTH AMENDMENT CORRECTING THE EMPLOYMENT AGREEMENT

THIS FIFTH AMENDMENT (the “Fifth Amendment”), dated February 28, 2018 by and between John a/k/a Jack McGrath, an individual (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”) corrects the Amended Employment Agreement (as defined below) between Executive and the Company, and is entered into pursuant to Section 20 of the Amended Employment Agreement.

W I T N E S S E T H:

WHEREAS, Executive and the Company entered into an Employment Agreement on March 4, 2010 which was effective January 1, 2010 (the “2010 Employment Agreement”), which was amended by a First Amendment to Employment Agreement dated August 23, 2011, a Second Amendment to Employment Agreement dated May 15, 2013, a Third Amendment Extending Term of Employment Agreement dated June 11, 2015, and a Fourth Amendment to Employment Agreement dated September 29, 2016 (the 2010 Employment Agreement, as heretofore amended is referred to as the “Amended Employment Agreement”); and

WHEREAS, the Amended Employment Agreement incorrectly omitted provisions regarding termination of Executive following a change of control which were set forth in the Company’s annual reports on Form 10-K and Proxy Statements, which state that if a change of control occurs and within two years thereafter Executive is terminated without “Cause” or quits for “Good Reason”, Executive has the right to receive a payment equal to the greater of two times his then current base salary or the payments due for the remainder of the term of his employment agreement;

WHEREAS, the Company and Executive desire to correct the terms of the Amended Employment Agreement to include such provisions regarding termination following a change of control without modifying, changing or otherwise amending any other provisions of the Amended Employment Agreement (the Amended Employment Agreement, as further amended by this Fifth Amendment, is referred to as the “Amended Employment Agreement”.)

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Amended Employment Agreement.

2.	The following new Section 12-1 is added to the Amended Employment Agreement:

“12-1. Termination following a Change of Control

(a) If within twelve (12) months following a Change of Control (such term is defined in Annex A attached hereto), Executive’s employment is terminated without Cause (such term is defined in Section 12(a) of the 2010 Employment Agreement) or by Executive for Good Reason (such term is defined in Annex A attached hereto), Executive will be entitled to receive the following severance benefit: an amount equal to the greater of Executive’s annual Base Salary in effect on the termination date multiplied by two (2) and the Base Salary payments due for the remainder of the term of the Employment Agreement then in effect, and all Restricted Stock or Restricted Stock Units issued to Executive that have not yet fully vested prior to the date of termination of Executive’s employment shall immediately vest.  Executive shall also be entitled to receive (i) any Base Salary amounts accrued and unpaid to and including the termination date, (ii) any Bonus amounts earned by Executive in respect of any completed fiscal year that remain unpaid, (iii) any expense reimbursement due to him pursuant in respect of his employment prior to the termination date and (iv) continuation of Company-paid health care benefits for Executive and his family for a period of twenty-four (24) months.  In the event of any inconsistency between the provisions of this section 12-1 and any other provision of the Employment Agreement, the provisions of this section shall control.

3.	Section 12(a) of the 2010 Employment Agreement is amended to add the following:

“In making any determination as to the occurrence of a Cause event, each of the following shall constitute convincing evidence of such occurrence:

(i) if Executive is made a party to, or target of, any proceeding arising under or relating to any Cause event, Executive failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment or allegation thereof asserting or based upon the occurrence of a Cause event;

(ii) any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding, or based upon the occurrence of a Cause event (that is not reversed or vacated on appeal); or

(iii) any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a Cause event;

provided that none of the foregoing shall be dispositive or create an irrebuttable presumption of the occurrence of such Cause event; and provided further that the Board may rely on any other factor or event as convincing evidence of the occurrence of a Cause event.

“In determining and assessing the detrimental effect of any Cause event on the Company and whether such Cause event warrants the termination of Executive employment hereunder, the Board shall take the following factors, to the extent applicable and material, into account:

(i) whether the Board directed or authorized Executive to take, or to omit to take, any action involved in such Cause event, or approved, consented to or acquiesced in his taking or omitting to take such action;

(ii) any award of damages, penalty or other sanction, remedy or relief granted or imposed in any proceeding based upon or relating to such Cause event, and whether such sanction, remedy or relief is sufficient to recompense the Company or any other injured Person, or to prevent or to deter the recurrence of such Cause event;

(iii) whether any lesser sanction would be appropriate and effective; and

(iv) any adverse effect that the loss of Executive’s services would have, or be reasonably likely to have, upon the Company.”

4.	The Amended Employment Agreement, as expressly amended by this Fifth Amendment, remains in full force and effect.

BALANCE OF THIS PAGE DELIBERATELY LEFT BLANK
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above, intending to be legally bound hereby.

JAKKS PACIFIC, INC.

By:	/s/ STEPHEN BERMAN
Name: Stephen Berman
Title: President & CEO

/s/ JACK MCGRATH
John a/k/a Jack McGrath

ANNEX A
To Fifth Amendment Correcting the Employment Agreement between
John a/k/a Jack McGrath (“Executive”) and JAKKS Pacific, Inc. (the “Company”)

Annex "A" (cont'd)

1.            Definitions.

a.                For the purposes of the agreement to which this Annex is attached, the following terms are defined below:

    i.         The “Act” is the Securities Exchange Act of 1934, as amended;

    ii.         A “person” includes a “group” within the meaning of Section 13(d)(3) of the Act.

    iii.         “Control” is used herein as defined in Rule 12b-2 under the Act.

    iv.         “Good Reason” means

        i.                any material reduction in Executive’s Base Salary,

        ii.                relocation of the Executive’s principal place of employment to a location more than thirty (30) miles from Executive’s principal place of employment immediately prior to any Change in Control, or

        iii.                as a result of any action or failure to act by the Company, there is a material change in Executive’s title(s) or the nature or scope of the duties, obligations, rights or powers of Executive’s employment (each of the events specified in clauses (i), (ii) and (iii) above of this clause (v), is a “Good Reason” event).

v.     “Beneficially owns” and “acquisition” are used herein as defined in Rules 13d-3 and 13d-5, respectively, under the Act.

vi.     “Non-Affiliated Person” means any person, other than Executive, an employee stock ownership trust of the Company (or any trustee thereof for the benefit of such trust), or any person controlled by Executive, the Company or such a trust.

vii.    “Voting Securities” includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock, but securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security), shall not be Voting Securities.

viii.   “Right” means any option, warrant or other right to acquire any Voting Security (other than such a right of conversion or exchange included in a Voting Security).

ix.      The “Code” is the Internal Revenue Code of 1986, as amended.

ii

Annex "A" (cont'd)

2.            Occurrence of a Change of Control.   A Change of Control occurs when:

a.                a Non-Affiliated Person acquires control of the Company;

b.                upon an acquisition of Voting Securities or Rights by a Non- Affiliated Person or any change in the number or voting power of outstanding Voting Securities, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 16(g)) equal to or greater than 25% of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person; or

c.                upon any change in the membership of the Company’s Board of Directors, a majority of the directors are persons who are not nominated or appointed by the Company’s Board of Directors as constituted prior to such change.

3.            Notice of Good Reason by Executive.  Executive shall have the right to terminate his employment upon the occurrence of a Good Reason event following a Change of Control provided that Executive must give notice to the Company of such termination, setting forth in reasonable detail the factual basis for such termination, no later than thirty (30) days after the occurrence of such Good Reason event, which notice shall specify an effective date of termination at least ten (10) days but in no event later than thirty (30) days after the date of such notice; provided, however, that the Company may avoid such termination if it, prior to the effective date of termination set forth in such notice, cures or explains to the reasonable satisfaction of Executive the factual basis for termination set forth therein at least ten (10) days but in no event later than thirty (30) days after receipt of the notice from Executive.

iii